UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

Lifevantage Corporation

(Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9815 S. Monroe Street, Suite 100, Sandy, UT		84070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On July 2, 2012, our wholly owned subsidiary, Lifevantage Japan KK, as lessee, entered into a fixed term building lease agreement with Gashu Enterprise KK, as lessor, for office space located at ARCO Tower, 8-1, Shimomeguro 1 chrome, Meguro-ku, Tokyo. The term of the lease is for five years commencing on August 1, 2012 and the monthly rent is approximately $108,000 (at the current foreign currency exchange rate and including common area charges and applicable taxes). If the lessor terminates the lease due our breach of its terms or for other specified reasons, we must pay the lessor an amount equal to the rent that would have been payable for the term of the lease. At such time as the lease agreement terminates or expires and we vacate the building, we are required to return the leased area to its original state at our cost.

The foregoing description of the fixed term building lease agreement is qualified in its entirety by reference to the full text of such agreement, which will be filed with our periodic report for the applicable period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 6, 2012	Lifevantage Corporation

	By:	/s/ Rob Cutler

Rob Cutler
General Counsel and Corporate Secretary